Exhibit 8.1

Private and confidential	25 October 2021
Evaxion Biotech A/S
Dr. Neergaardsvej 5F
DK-2970 Hørsholm
Denmark

Opinion regarding the registration with the US Securities and Exchange Commission of American Depositary Shares representing ordinary shares in the share capital of Evaxion Biotech A/S

Ladies and Gentlemen:

Acting in the capacity of Danish tax advisor to Evaxion Biotech A/S (the “Issuer”) we have prepared this opinion in accordance with the requirements of Item 601(b)(8) of Regulation S-K on the Registration Statement on form F-1 dated 26 October 2021 to be filed with the US Securities and Exchange Commission of American Depositary Shares representing ordinary shares in the share capital of the Issuer.

Scope and limitation

In this opinion we express no other opinion as to any matter pertaining to the contents of the Registration Statement or related documents other than expressly stated below.

For the purpose of the opinion we have examined the section “Taxation - Danish Tax Consideration” on page 245 to 249 of the Registration Statement. We have further relied upon the assumptions and the accuracy of the factual statements made in the Registration Statement.

We have based our opinion solely on Danish law, regulations, and administrative and judicial interpretations in force as of the date of this opinion and we express no opinion with regards to the laws of any other jurisdiction than Denmark.

Opinion

Based upon the foregoing scope, assumptions and limitations stated herein we are of the opinion that the statements made in the Registrations Statements under the caption “Taxation – Danish Tax Considerations” from page 247 to 251 insofar they purport to constitute summaries of certain provisions under Danish tax law, constitute accurate summaries of such matters in all material aspect.

Reliance

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the registration with the US Securities and Exchange Commission of American Depositary Shares representing ordinary shares in the share capital of the Issuer.

The opinion should not be relied upon for any other purpose than the registration and it may therefore not be disclosed to other persons except as an exhibit to, and therefore together with, the Registration Statement.

Any liability or other matters relating to this opinion shall be governed by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the section entitled “Taxation - Danish Tax Considerations” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

-ooOoo-

Yours faithfully

/s/ KPMG Acor Tax P/S

Copenhagen 25 October 2021